Exhibit 107

Calculation of Filing Fee Table(1)

424(b)(5)

(Form Type)

BlackRock, Inc.

BlackRock Funding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt	4.600% Notes due 2027	457(r)	$800,000,000	99.997%	$799,976,000	0.0001476	$118,076.46

Fees to be Paid	Debt	4.900% Notes due 2035	457(r)	$500,000,000	99.599%	$497,995,000	0.0001476	$73,504.07

Fees to be Paid	Debt	5.350% Notes due 2055	457(r)	$1,200,000,000	99.720%	$1,196,640,000	0.0001476	$176,624.07

	Other	Guarantees of BlackRock, Inc.	457(n)	N/A	N/A	N/A	N/A	N/A(2)

Total				$2,500,000,000		$2,494,611,000		$368,204.60

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)

BlackRock, Inc. will fully and unconditionally guarantee the notes issued by BlackRock Funding, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.